Exhibit 1.1

ENZO BIOCHEM, INC.

CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO
SALES AGREEMENT

December 31, 2014

Cantor Fitzgerald & Co.
499 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated March 28, 2013, including the Schedules thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and Enzo Biochem, Inc., a New York corporation (the “Company”), pursuant to which the Company could sell through CF&Co, as sales agent, up to $20,000,000 of shares of common stock, par value $0.01 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows, effective as of the date hereof:

1. The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced in its entirety with the following:

“The Company agrees that, from time to time after December 31, 2014 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may offer and sell through the Agent, shares (the “Placement Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to the sum of (x) $20,000,000 plus (y) such amount of Placement Shares that remain unsold under this Agreement pursuant to the Prospectus Supplement dated August 13, 2013, subject to any limitations set forth in Section 5(e) hereof (the “Maximum Amount”).”

2. The first sentence of Section 6(o) of the Sales Agreement is hereby deleted and replaced in its entirety with the following:

“EisnerAmper LLP (the “Accountant”), whose report on the consolidated financial statements of the Company is filed with the Commission as part of the Company’s most recent Annual Report on Form 10-K filed with the Commission and incorporated by reference into the Registration Statement and the Prospectus, are and, during the periods covered by their report, were an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States).”

3. The last sentence of Section 10(b) of the Sales Agreement is hereby deleted and replaced in its entirety with the following:

“The Company hereby acknowledges that the only information that the Agent has furnished to the Company expressly for use in the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) are the statements set forth in the seventh and eighth paragraphs under the caption “Plan of Distribution” in the Prospectus.”

4. The second notice contact for the Company in Section 13 is hereby deleted and replaced in its entirety with the following:

“and

60 Executive Blvd.

Farmingdale, New York 11735

Attention: James O’Brien

Facsimile: (631) 755-5500”

5. Schedule 1 of the Sales Agreement is amended by adding the words “as amended on December 31, 2014” immediately after “March 28, 2013”.

6. Schedule 3 of the Sales Agreement is amended as follows:

(a) Under The Company, “Andrew R. Crescenzo (acrescenzo@enzo.com)” is hereby deleted and replaced in its entirety with “James O’Brien (jobrien@enzo.com)”

(b) Under The Agent, adding at the bottom:

“With copies to:

CFControlledEquityOffering@cantor.com”

7. The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(l) to the Sales Agreement is amended by adding “as amended on December 31, 2014” after “March 28, 2013”.

B. Prospectus Supplement. The Company shall file a 424(b) Prospectus Supplement reflecting this Amendment within two (2) Business Days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ENZO BIOCHEM, INC.

By:	/s/ Barry W. Weiner
Name: Barry W. Weiner Title: President

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby Title: Senior Managing Director

[Signature Page to Amendment No. 1 to Sales Agreement]